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                             Tuscarora Incorporated
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

                                                                        Three Months Ended                Nine Months Ended
                                                                             May 31,                             May 31,
                                                                      1997               1996            1997              1996
                                                                      ----               ----            ----              ----
                                                                                (In thousands, except per share data)
PRIMARY
   Weighted average number of
     shares of Common Stock
     outstanding                                                     9,464              9,399           9,446             9,345
   Net effect of dilutive stock
     options - based on the
     treasury stock method using
     average market price                                              169                192             173               191
                                                                     -----              -----           -----             -----

           TOTAL                                                     9,633              9,591           9,619             9,536
                                                                     =====              =====           =====             =====

   Net income                                                        1,885              2,371           7,651             7,512
                                                                     =====              =====           =====             =====

   Per share amount                                                  $ .20              $ .25           $ .80             $ .79
                                                                     =====              =====           =====             =====


FULLY DILUTED
   Weighted average number of
     shares of Common Stock
     outstanding                                                     9,464              9,399           9,446             9,345
   Net effect of dilutive stock
     options - based on the
     treasury stock method using
     greater of average market
     price or closing market price                                     169                195             173               195
                                                                     -----              -----           -----             -----

           TOTAL                                                     9,633              9,594           9,619             9,540
                                                                     =====              =====           =====             =====

   Net income                                                        1,885              2,371           7,651             7,512
                                                                     =====              =====           =====             =====

   Per share amount                                                  $ .20              $ .25           $ .80             $ .79
                                                                     =====              =====           =====             =====


The per share and share numbers for the three and nine month periods ended May 31, 1996 have been adjusted to reflect the 50% share distribution declared on December 18, 1996 payable on January 13, 1997 to holders of record on December 27, 1996.